Exhibit 10.38
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is dated March 14, 2008, by and between Metretek, Incorporated, a Florida corporation (“Seller”), PowerSecure International, Inc., a Delaware corporation (“PowerSecure”), and Mercury Instruments LLC, an Ohio limited liability company (“Purchaser”).
PREAMBLE
     WHEREAS, Seller designs, manufactures, sells and repairs software and electronic systems that facilitate the collection, processing, storage and publishing of data generated by remote assets, in addition to remote control of those assets (the “Business”); and
     WHEREAS, Seller desires to sell certain of the assets and operations of the Business, and the Purchaser desires to acquire such assets and operations of the Business, in each case on the terms and conditions set forth herein; and
     WHEREAS, PowerSecure is the ultimate parent of Seller and has joined this Agreement solely for the limited purposes set forth in Sections 7.3, 7.4 and 14.4 hereof to induce Purchaser to enter into this Agreement;
     THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
SECTION 1. DEFINITIONS.
     As used in this Agreement, the following terms shall have the following respective meanings:
     “Affiliate” shall mean, with respect to any Person, any Person which directly or indirectly, through stock ownership or through other arrangements, either controls, is controlled by or is under common control with such Person, with the word “control” (and derivations thereof) having the meaning given to such word under Rule 405 promulgated under the Securities Act of 1933, as amended.
     “Allocation Statement” – See Section 3.2.
     “Ancillary Agreements” shall refer collectively to the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the Escrow Agreement, the Trademark Assignment and the Patent Assignment.
     “Assignment and Assumption Agreement” – See Section 2.3(a).
     “Assignment and Assumption of Leases” – See Section 2.3(a).
     “Assumed Contracts” – See Section 2.1(a)(ii).

     “Assumed Liabilities” – See Section 2.3(a).
     “Bill of Sale” – See Section 2.2.
     “Business” – See Preamble.
     “Business Days” shall mean days other than Saturdays, Sundays and days on which banks in Cincinnati, Ohio are authorized or obligated by law to be closed.
     “Cash Purchase Price” – see Section 3.1(a).
     “Closing” – See Section 4.
     “Closing Date” – See Section 4.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     “Collection Customers” – See Section 2.1(c).
     “Contingent Purchase Price” — See Section 3.1(b).
     “Employee Benefit Plan” – shall mean any Plan, existing at the Closing Date or prior thereto, established, presently or heretofore maintained, or to which contributions have at any time been made by Seller or any predecessor of Seller, or under which any employee, former employee, independent contractor or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.
     “Employees” – See Section 5.17.
     “Environmental Laws” – See Section 5.19(a).
     “Environmental Permits” – See Section 5.19(a).
     “Equipment” – See Section 2.1(a)(i).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” – shall mean any Person who is, or at any time was, a member of a controlled group (within the meaning of section 412(n)(6) of the Code) that includes, or at any time included, Seller or any predecessor of Seller.
     “Escrow Agent” – shall mean LaSalle Bank N.A.
     “Escrow Agreement” – See Section 3.1(a).
     “Excluded Assets” – See Section 2.1(b).

     “Execution Date” shall mean the date of execution of this Agreement.
     “Financial Data” – See Section 5.7.
     “Hazardous Materials” – See Section 5.19(b).
     “Indemnified Party” – See Section 10.3(a).
     “Indemnifying Party” – See Section 10.3(a).
     “Independent Accountants” shall mean McGladrey & Pullen, LLP.
     “Intellectual Property” shall mean patents, patent applications, and unpatented inventions, discoveries and innovations, trade names, trademarks, service marks and business names and all registrations thereof, copyrights on both published unpublished work, and all registrations thereof, specifications, research information, engineering drawings, machinery designs, plans, blueprints, lab notebooks and engineering notes, bills of material, testing procedures, processes, methods, know-how, trade secrets and other technical information, all internet domain names owned or held for use by or for Seller, and all website contents associated therewith, all computer software (including source code, data, design and related documentation) that relate in any manner to the Business, all licenses or agreements in connection with any of the foregoing, and the right to sue for past infringement in connection with any of the foregoing.
     “Inventory” – See Section 2.1(a)(v).
     “Key Employees” – means Joseph Harley and Danny MacDonald.
     “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.
     “Leases” shall mean the Lease Agreements dated May 2, 2005 with Louis Leblanc-Moriniere, Trustee for the premises known as Suite AB, 30 East Drive, Melbourne, Florida and Suite D, 255 East Drive, Melbourne, Florida, as modified by the Second Addendum to Lease Agreement dated October 17, 2007.
     “Losses” – See Section 10.1.
     “Material Adverse Effect” shall mean (i) with reference to Seller, a circumstance, state of facts, event, consequence or result that, individually or in the aggregate, materially and adversely affects the Business, considered as a whole, or prohibits or materially impedes Seller’s ability to perform its obligations under this Agreement or any Ancillary Agreement, or (ii) with reference to the Purchaser, a circumstance, state of facts, event, consequence or result that, individually or in the aggregate, prohibits or materially impedes Purchaser’s ability to perform its obligations under this Agreement or any Ancillary Agreement; provided, that the term “Material Adverse Effect” shall not include any circumstance, state of facts, event, consequence or result that constitutes, relates to or arises out of (A) public or industry knowledge relating to the transactions contemplated by this Agreement (including, without limitation, actions or inactions of employees, customers or vendors) or (B) past, existing or prospective general economic or regulatory conditions, or changes in laws, rules or regulations or the interpretation thereof, affecting at any time Seller or the industry or industries in which it operates.
     “Net Sales” shall mean total revenues as defined under U.S. generally accepted accounting principles.
     “Outstanding Receivables” – See Section 2.1(b)(v).
     “Party” – shall mean a party to this Agreement as identified in the introductory paragraph hereof.
     “Parties” – shall mean all of the parties identified in the introductory paragraph hereof.
     “Patent Assignment” – See Section 2.2.
     “Patents” – See Section 2.1(a)(iii).
     “PBGC” – shall mean the Pension Benefit Guaranty Corporation.
     “Permits” – See Section 5.11.
     “Permitted Liens” – shall have the meaning ascribed to such term in Section 5.6.
     “Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity organization.
     “Plan” – shall mean any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, sick pay, sick leave, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy, commitment, or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.
     “Proceeding” – See Section 10.3(a).
     “Purchased Assets” – See Section 2.1(a).
     “Purchaser” – See introductory paragraph.
     “Purchaser Indemnitees” – See Section 10.1.
     “Records” – See Section 2.1(a)(vi).
     “Restricted Period” – See Section 7.4.
     “Release” – See Section 5.19(b).

     “Retained Liabilities” – See Section 2.3(b).
     “Seller” – See introductory paragraph.
     “Seller Indemnitees” – See Section 10.2.
     “Seller Secured Debt” – shall mean indebtedness of the Seller secured by a Lien on any part of the Purchased Assets.
     “Taxes” shall mean for all purposes of this Agreement all taxes however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen’s compensation taxes, value added taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing; and “Tax” shall mean any one of them.
     “Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes.
     “Trademark Assignment” – See Section 2.2.
     “Trademarks” – Section 2.1(a)(iv).
     “Welfare Benefit Plan” — has the meaning given to it in Section 5.16.
SECTION 2. PURCHASE AND SALE OF THE PURCHASED ASSETS.
     Section 2.1. Transfer of Assets.
          (a) Subject to the terms and upon the conditions herein set forth, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, on the Closing Date, all right, title and interest of Seller in and to the following assets (the “Purchased Assets”), free and clear of any Lien other than Permitted Liens:
               (i) all of the equipment, machinery, furniture, tooling and spare parts, and other items of tangible personal property, that are owned by Seller and located (A) at the facilities of the Business or (B) elsewhere and used or held for use in the Business, including, without limitation, the assets set forth on Schedule 2.1(a)(i) (the “Equipment”);
               (ii) (A) the leases listed on Schedule 2.1(a)(ii)(A), (B) the outstanding purchase orders, contracts or other commitments of Seller to suppliers of goods and services for materials, supplies, services or other items used in the Business as listed on Schedule 2.1(a)(ii)(B), and (C) the sales orders, contracts or other similar commitments of Seller to purchasers of goods and services exclusively related to the Business as listed on Schedule

2.1(a)(ii)(C) (all of the foregoing in this Section 2.1(a)(ii) collectively, the “Assumed Contracts”), in each case to the extent assignable;
               (iii) the patents or applications for patents set forth on Schedule 2.1(a)(iii) (the “Patents”);
               (iv) the trademarks or service marks or applications for trademarks or servicemarks set forth on Schedule 2.1(a)(iv) (the “Trademarks”);
               (v) all of the finished goods, raw materials, work in progress, stores and supplies of Seller related to the Business (collectively, the “Inventory”);
               (vi) all financial books, accounting records, files, invoices, customer lists and records, service records, credit files, correspondence, and customer and vendor lists related to the Business (the “Records”);
               (vii) all Permits, to the extent assignable;
               (viii) all brochures, art work and other promotional and printed materials, consumables, trade show materials (including displays) videos, advertising and/or marketing materials related to the Business;
               (ix) all rights to the telephone numbers (including fax numbers) used by Seller exclusively in the Business and set forth or described on Schedule 2.1(a)(ix);
               (x) the internet domains set forth on Schedule 2.1(a)(x);
               (xi) all software programs, databases and documentation, including the assignment of any passwords, codes, licenses, rights, or privileges associated or connected therewith;
               (xii) all technology, copyrights, licenses, trade names, or other intellectual property or proprietary property rights owned or used by the Seller in the conduct of the Business;
               (xiii) all of the Seller’s rights under confidentiality, non-disclosure, non-competition, non-solicitation and other similar agreements;
               (xiv) all models, prototypes and/or breadboards; and
               (xv) all other assets of Seller relating to the Business and not specifically excluded pursuant to the terms of this Agreement.
          (b) Notwithstanding any provision in Section 2.1(a) or elsewhere in this Agreement to the contrary, the Purchased Assets shall not include, and Seller is not selling and Purchaser is not purchasing any of Seller’s right, title or interest in or to any of the following assets (collectively, the “Excluded Assets”):

               (i) cash and cash equivalents;
               (ii) net operating losses relating to the Seller or the Business, and the federal and state tax benefits related thereto, and any refunds, credits or other assets or rights (including interest thereon or claims therefore) with respect to any taxes of Seller, and all of Seller’s tax returns related to the Business or the Assets for all periods ending on or prior to the Closing, and any notes, worksheets, files and documents relating thereto;
               (iii) the corporate franchise of the Seller, including its capital stock, minute books and related corporate records;
               (iv) Seller’s rights under this Agreement and the Ancillary Agreements; and
               (v) accounts receivable and all notes receivable resulting from the sale of goods or services by the Business prior to the Closing Date (“Outstanding Receivables”).
          (c) On or after the Closing Date, Seller shall deliver a notice to all customers with Outstanding Receivables (“Collection Customers”) acceptable in form and substance to Purchaser directing such customers to remit payments for Outstanding Receivables to an address of Seller, and Purchaser agrees, at the request of Seller, to co-sign such notice. All payments made by, and all amounts collected from, Collection Customers, whether paid to or collected by Seller or Purchaser, shall be applied to Outstanding Receivables unless otherwise related to a specific invoice or directed by the Collection Customers. Purchaser shall remit and pay over to Seller any and all amounts received from Collection Customers that constitute Outstanding Receivables promptly, and in no event more than ten (10) Business Days after, receipt of such payments. Purchaser agrees to reasonably cooperate with Seller in the collection of any Outstanding Receivables, at the expense of Seller. Purchaser shall not have the right, and shall not, agree to, approve or ratify any reductions, rebates, offsets or other deductions to any Outstanding Receivables. Seller shall collect the Outstanding Receivables using collection efforts consistent with Seller’s past practice and shall not initiate litigation to collect any such Outstanding Receivables without providing written notice to the Purchaser of Seller’s intent to initiate such litigation not less than ten (10) Business Days prior to the initiation of litigation. Seller shall remit and pay over to Purchaser any and all amounts received by Seller resulting from the sale of goods or services by the Business after the Closing Date promptly, and in no event more than ten (10) Business Days after, receipt of such payments.
     Section 2.2. Sale at Closing Date. The sale, transfer, assignment and delivery by Seller of the Purchased Assets to the Purchaser, as herein provided, shall be affected on the Closing Date. Seller shall duly execute and deliver a bill of sale (“Bill of Sale”) in the form attached hereto as Exhibit A, an assignment of the Trademarks (the “Trademark Assignment”) in the form attached hereto as Exhibit B, an assignment of the Patents (the “Patent Assignment”) in the form attached hereto as Exhibit C.
     Section 2.3. Assumption of Assumed Liabilities; Exclusion of Retained Liabilities.
          (a) Assumption of Assumed Liabilities. On the Closing Date and as part of its consideration for the Purchased Assets, Purchaser shall assume and agree to pay, perform and discharge when due the following liabilities of Seller (collectively, the “Assumed Liabilities”):

               (i) the ordinary course trade payables of the Seller as of Closing, not to exceed $182,700;
               (ii) Seller’s obligations under the Leases, subject to Seller obtaining the necessary consent of the landlord under such Leases; and
               (iii) all liabilities and obligations under the Assumed Contracts and Permits.
The assumption of the Assumed Liabilities shall be effected on the Closing Date pursuant to an Assignment and Assumption Agreement in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”). The assumption of the Leases shall be effected on the Closing Date pursuant to an Assignment and Assumption of Leases in the form attached hereto as Exhibit E (the “Assignment and Assumption of Leases”).
          (b) Exclusion of Retained Liabilities. Except for the liabilities described in Section 2.3(a), above, Purchaser shall not assume or pay, perform or discharge, and Seller shall retain, any and all other debts, obligations, contracts, or liabilities of Seller (all such debts, obligations, contracts or liabilities being herein referred to as the “Retained Liabilities”), including, without limitation, warranty and customer service liabilities (including returns and allowances) of Seller relating to products or services manufactured or sold by the Business prior to the Closing Date, all product liabilities of Seller, Seller’s obligations to its employees and agents, and all obligations of Seller under any applicable laws, including, without limitation, Environmental Laws. Anything contained herein to the contrary notwithstanding, Seller shall not be liable for any debts, liabilities or obligations (i) incurred or caused by Purchaser, (ii) relating to the Assets or the Business and accruing on or after the Closing Date. Included as part of the Retained Liabilities are the Seller’s obligations to National Grid Company (“National Grid”). Seller agrees to perform Seller’s obligations as set forth in Seller’s agreement with National Grid.
     Section 2.4. Subsequent Documentation; Further Assurances. Purchaser and Seller shall, at any time and from time to time after the Closing Date, upon the reasonable request of the counterparty, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments as may be reasonably necessary for the further completion or confirmation of any of the transactions contemplated herein. Seller shall cooperate with Purchaser to permit Purchaser to enjoy Seller’s ratings and benefits under workman’s compensation laws and unemployment compensation laws to the extent permitted by such laws.
     Section 2.5 Consent to Assignment. To the extent that the assignment of any lease, contract, commitment or right shall require the consent of the other party or parties thereto, this Agreement shall not constitute an assignment thereof and Seller shall obtain any such necessary consents to such assignments prior to the Closing Date, or as otherwise agreed by Purchaser.
     Section 2.6 Change of Name. At the Closing, Seller shall deliver to Purchaser for filing an Amendment to Seller’s Articles of Incorporation changing Seller’s corporate name to “Metretek International, Inc.” and shall be permitted to use this name until the expiration or termination of Seller’s agreement with National Grid. After the expiration or termination of Seller’s agreement with National Grid, Seller shall deliver to Purchaser for filing an Amendment to Seller’s Articles of Incorporation changing Seller’s corporate name to a name not based on, derived from, or confusingly similar to “Metretek”. In addition, at the Closing, Seller shall deliver to Purchaser all amendments to Certificates of Authority or other authorizations of Seller to do business in jurisdictions other than its state of incorporation, suitable for filing and recording in the appropriate offices, to evidence a change of name to a name not confusingly similar to “Metretek”. In addition, Seller shall deliver to Purchaser any consents from Seller which may be necessary for Purchaser to adopt the name of Seller or any trade name used by Seller prior to or as of Closing as a trade name. Notwithstanding any provision of this Section 2.6 to the contrary, Seller shall have the right, after the Closing, to continue to use the name “Metretek” in its bank accounts for the purposes of collecting the Outstanding Receivables under Section 2.1 hereof.
     Section 2.7 Warranty Obligations. After the Closing, Purchaser shall, upon request of Seller, perform the warranty obligations of Seller relating to products or services of Seller sold prior to the Closing, in accordance with its standard quality practices for the same or similar work, at a cost to Seller equal to Purchaser’s standard rate for such work, payable in accordance with Purchaser’s standard terms and conditions.
SECTION 3. PURCHASE PRICE.
     Section 3.1. Purchase Price.
          (a) The cash purchase price for the sale and transfer of the Purchased Assets shall be Two Million Two Hundred Fifty Thousand U.S. Dollars ($2,250,000US), (the “Cash Purchase Price”). The Cash Purchase Price shall be payable by federal funds wire transfers on the Closing Date as follows:
               (i) The amount necessary, if any, to the holders of the Seller Secured Debt, to cause such holders to release any Lien on the Purchased Assets;
               (ii) Four Hundred Fifty Thousand U.S. Dollars ($450,000US) to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement attached in form hereto as Exhibit F; and
               (iii) The difference between the Cash Purchase Price and the amounts set forth in Sections 3.1(a)(i) and (ii) above, to be paid by federal funds wire transfer to an account designated by the Seller prior to Closing.
          (b) An amount equal to thirty percent (30%) of the amount by which Net Sales of the products and services identified on Schedule 3.1(b) exceed Five Million U.S. Dollars ($5,000,000US) during the twelve (12) month period immediately following the Closing Date (the “Contingent Purchase Price”). Within thirty (30) days of the end of such twelve (12) month period, the Purchaser shall deliver to the Seller Purchaser’s calculation of the Contingent Purchase Price. The Seller shall have fifteen (15) Business Days to review Purchaser’s calculation of the Contingent Purchase Price and shall have access to Purchaser’s financial and other records relating to the determination of such Net Sales during Purchaser’s normal business hours. If Seller does not dispute, in writing, Purchaser’s calculation within such time period, Purchaser’s calculation shall be deemed to be final. If Seller disputes Purchaser’s calculation within such time period, Purchaser and Seller shall, for a period of ten (10) Business Days from Purchaser’s receipt of such dispute, attempt to resolve any differences regarding the calculation of the Contingent Purchase Price. If Purchaser and Seller are not able to resolve such differences within such time period, the dispute shall be submitted to the Independent Accountants, whose determination shall be final and binding on all parties. The fees and expenses of the Independent Accountants shall be equally split between the Purchaser and the Seller. The Contingent Purchase Price, if any, shall be due and payable within three (3) Business Days after the final determination of the Contingent Purchase Price pursuant to this Section, by federal funds wire transfer to an account designated by Seller.
     Section 3.2. Allocation of Purchase Price. Purchaser and Seller agree to allocate the Purchase Price for all Tax purposes in accordance with the allocation statement attached hereto as Schedule 3.2 (the “Allocation Statement”) and in accordance with Section 1060 of the Code, including the regulations promulgated thereunder. All Tax Returns, including IRS Form 8594, shall be filed consistent with such Allocation Statement. Neither Purchaser nor Seller shall voluntarily take a position on any Tax Return or before any governmental agency charged with the collection of any such Tax that is any manner inconsistent with the terms of such Allocation Statement.
SECTION 4. CLOSING.
     Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Purchased Assets and of the other transactions contemplated hereby (the “Closing”) shall take place on March ___, 2008, at 10:00 a.m., or at such other time and date as may be mutually agreed to by the parties hereto. Unless otherwise agreed, the Closing shall take place at the offices of Kegler, Brown, Hill & Ritter Co., L.P.A. The term “Closing Date,” as used in this Agreement, shall mean the date on which such Closing actually occurs. The Closing shall be effective 12:01 a.m. Eastern Standard Time on the Closing Date.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER.
     Seller hereby represents and warrants to Purchaser as follows:
     Section 5.1. Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own its properties and assets and to conduct the Business as currently conducted.
     Section 5.2. Qualification to Do Business. Seller is duly qualified to do business as a foreign corporation in all jurisdictions where such qualification is required by Seller in connection with the Business, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.2 sets forth a list of all jurisdictions in which the Seller is qualified to do business as a foreign corporation.
     Section 5.3. Authorization and Validity of Agreement. Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action of Seller, and no other corporate proceeding on the part of Seller is necessary to authorize such execution, delivery and performance. This Agreement has been, and as of the Closing Date each Ancillary Agreement to which Seller is a party will be, duly executed by Seller and constitutes, or as of the Closing Date will constitute, the valid and binding obligation of Seller, enforceable against it in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding at law or in equity.
     Section 5.4. No Conflict or Violation. Except as set forth on Schedule 5.4, the execution, delivery and performance by Seller of this Agreement and of the Ancillary Agreements to which it is a party (a) do not and will not violate or conflict with any provision of the Articles of Incorporation or By-laws of Seller, (b) do not and will not violate any provision of law or any order, judgment or decree of any court or other governmental or regulatory authority, and (c) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Assumed Contract, and (d) will not result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets, except for such violations, conflicts, breaches or defaults that would not have a Material Adverse Effect.
     Section 5.5. Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, and no declaration to or filing or registration with any such governmental or regulatory authority, is required in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of its obligations hereunder, other than consents, waivers, authorizations or approvals for the transfers of Permits to Seller contemplated by this Agreement, that will be obtained prior to the Closing.
     Section 5.6. Title. Seller has, and at Closing Seller will convey to Purchaser, good and exclusive title, or a valid leasehold interest, in and to the Purchased Assets owned by Seller (other than the Real Property, which is addressed in Section 5.21) free and clear of any Liens other than (i) Permitted Liens, (ii) the Assumed Liabilities and (iii) Liens that will be removed at or prior to the Closing. As used in this Agreement, the term “Permitted Liens” means Liens that do not materially affect the value or transferability of any of the Purchased Assets or the Business.
     Section 5.7. Financial Information. Schedule 5.7 sets forth the (i) balance sheets for the periods ending December 31, 2005, 2006, 2007 and January 31, 2008, (ii) income statements for the periods ending December 31, 2007 and January 31, 2008, and (iii) general ledger trial balance for the months ending December 31, 2007 and January 31, 2008 (collectively, the "Financial Data”). The Financial Data has been derived from the books and records of Seller and PowerSecure, is accurate in all material respects, and fairly presents in all material respects the financial condition and results of operation of the Business as of the dates and for the periods indicated in accordance with accounting policies and procedures of Seller consistently applied.

     Section 5.8. Absence of Certain Changes or Events.
          (a) Since January 1, 2008, there has not occurred any Material Adverse Effect.
          (b) Since January 1, 2008, Seller has operated the Business in the ordinary course of business consistent with past practice.
     Section 5.9. Tax Matters.
          (a) Seller has paid or made provisions for all Taxes now payable that could, if unpaid, result in Liens or impositions upon the Purchased Assets after the Closing or that could otherwise affect Purchaser or the Purchased Assets after the consummation of the transactions contemplated hereby.
          (b) Seller has withheld all withholding and employment Taxes which it has been required to withhold relating to salaries, compensation and other amounts heretofore paid to the Employees or other persons in connection with the Business and all Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.
     Section 5.10. Warranties. Schedule 5.10 sets forth a description of the standard product and service warranties given by Seller in connection with the Business.
     Section 5.11. Permits. Schedule 5.11 sets forth a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted to Seller with respect to the Business by the federal government or any state or local government (the “Permits”).
     Section 5.12. Compliance with Law. Except as disclosed on Schedule 5.12, the operations of the Business are being conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Seller and/or the Purchased Assets. Except as disclosed on Schedule 5.12, Seller has received no written notice of any violation of any such law, regulation, order or other legal requirement.
     Section 5.13. Litigation. There are no claims, actions, suits, or proceedings pending or, to the knowledge of Seller, threatened, before any national, state or local governmental or regulatory authority, against Seller involving, affecting or relating to the Business or the Purchased Assets.
     Section 5.14. Assumed Contracts. Seller has delivered or made available to Purchaser a correct and complete copy of each Assumed Contract. Except as set forth in Schedule 5.14, Seller is not required under the terms of any material Assumed Contract to give notice to or obtain consent from any party thereto to consummate the transactions contemplated hereby. Seller has performed in all material respects the obligations required to be performed by it to date under any Assumed Contract. To the knowledge of Seller, no other party to any Assumed Contract is in default in respect thereof.

     Section 5.15. Inventories. The Inventory is of a quality saleable (as to finished goods) and useable (as to raw material and supply) in the conduct of the Business. All Inventory was acquired and has been maintained in the ordinary course of the Business, is of good and merchantable quality, and is not subject to any write-down or write-off, subject to the reserve set forth in Seller’s most recent balance sheet, if used in the ordinary course of business. All Inventory is either located at the Leased Property, at a customer location, or in transit thereto or therefrom, or is located at the site of a contract manufacturer. Schedule 5.15 sets forth a true and complete list of the Inventory as of February 22, 2008. Schedule 5.15 shall be updated as of Closing.
     Section 5.16. Seller Plans. For the purposes of this Section 5.16, “Seller” shall include all persons who are members of a controlled group, a group of trades or businesses under common control, or an affiliated service group (within the meanings of Sections 414(b), (c) or (m) of the Code), of which the Seller is a member and any ERISA Affiliate of the Seller.
          (a) The Employee Benefit Plans presently maintained by the Seller or to which the Seller has contributed within the past six (6) years, including any terminated or frozen plans which have not yet distributed all plan assets, are fully set forth in Schedule 5.16. For purposes of this provision, the term “Employee Benefit Plan” shall mean:
               (i) A Welfare Benefit Plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) established for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment (including any plan or program of severance pay), or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services, or any benefit described in Section 302I of the Labor Management Relations Act of 1947;
               (ii) An Employee Pension Benefit Plan as defined in Section 3(2) of ERISA established or maintained by the Seller for the purpose of providing retirement income to employees or for the purpose of providing deferral of income by employees for periods extending to the termination of covered employment or beyond; and
               (iii) Any other plan or arrangement not covered by ERISA but which provides benefits to employees or former employees and results in an accrued liability on the part of the Seller either by contract or by operation of law.
          (b) With respect to any such Employee Benefit Plans, the Seller represents and warrants:
               (i) The Seller has not engaged in any prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA.
               (ii) The Seller has complied with all reporting and disclosure requirements required by Title I, Subtitle B, Part 1 of ERISA.

               (iii) There was no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Plan which is a defined benefit pension plan, whether or not waived, as of the last day of the most recent fiscal year of the plans ended prior to the date of this agreement.
               (iv) There are no contributions due to any Employee Pension Benefit Plan for the most recent fiscal year of the plans ending prior to the date of this Agreement and the Seller’s Financial Statements reflect any liability of the Company to make contributions to the Employee Pension Benefit Plans.
               (v) No material liability to the PBGC has been or is expected to be asserted with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan.
               (vi) There has been no reportable event as described in Section 4043(b) of ERISA since the effective date of Section 4043 of ERISA with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan.
               (vii) The current value of the assets of each Employee Pension Benefit Plan exceeds the actuarially determined present value of all nonforfeitable, accrued benefits (as defined in Section 3 of ERISA) of each such plan on an ongoing basis.
               (viii) Except for claims for benefits by participants and beneficiaries in the normal course of events, to the knowledge of the Seller, there are no claims, pending or threatened, by any individual or Governmental Entity, which, if decided adversely, would have a material adverse effect upon the financial condition of any Employee Benefit Plan, the plan administrator of any Employee Benefit Plan, or the Seller.
               (ix) The Seller has made available for inspection all annual reports for the Seller filed on Internal Revenue Service (“IRS”) Form 5500 or 5500C, all reports for the Seller prepared by an actuary for the last three plan years, the plan and trust documents and the Summary Plan Description, as amended, for each Employee Benefit Plan and the last filed PBGC 1 Form (if applicable) for each Employee Benefit Plan, with respect to any Employee Benefit Plans other than multi-employer plans (within the meaning of Section 3(37) of ERISA), and other reports filed with the PBGC during the last three plan years.
               (x) All Employee Pension Benefit Plans are intended to be qualified retirement plans under the Code. The IRS has issued, and the Seller has made available for inspection, one or more favorable determination letters with respect to the qualification of all Employee Pension Benefit Plans stating that from the inception of each such plan, such plan has been qualified under Section 401(a) of the Code and each trust maintained in connection with such plan has been and is exempt under Section 501(a) of the Code. The time for adoption of any amendments required by changes in the Code since such determination letters were issued, or changes required by IRS as a condition for continued qualification of such plans has not expired, or did not expire without such amendments being made. Such plans are now, and always have been, established in writing and maintained and operated in accordance with the plan documents, ERISA, the Code, and all other applicable laws.
               (xi) There is no liability arising from the termination or partial termination of any Employee Benefit Plan, except for liabilities as to which adequate reserves are reflected on the Financial Statements, and there exists no condition presenting a material risk of such liability.
               (xii) The Seller has timely made any contributions it is obligated to make to any multi-employer plan within the meaning of Section 3(37) of ERISA. The Seller has no liability arising as the result of withdrawal from any multi-employer plan, no such withdrawal liability has been asserted and no such withdrawal liability will be asserted with regard to any withdrawal or partial withdrawal on or before the date of this Agreement.
          (c) The current value of the assets of each Welfare Benefit Plan which is a funded plan equals or exceeds the value of all accrued claims and liabilities and the Seller’s Financial Statements reflect any liability of the Seller with regard to any Welfare Benefit Plan which is an unfunded plan.
     Section 5.17. Employees and Compensation. Schedule 5.17 sets forth an accurate list of all of the employees of Seller whose employment is exclusively related to the Business (the “Employees”). Seller has made available to Purchaser a separate list of the base salaries or rates of pay as of such date for the Employees, and the aggregate bonus paid to each such Employee in respect of the most recently completed bonus measuring period for such Employee.
     Section 5.18. Labor Matters. Seller is not a party to any union or collective bargaining agreement covering any of the Employees nor, to the knowledge of Seller, are there currently any union organizing efforts by or with respect to any Employees.
     Section 5.19. Environmental Matters.
          (a) Except as set forth in Schedule 5.19, (i) Seller is in compliance in all material respects with all Environmental Laws (as defined below) with respect to its operation of the Business; (ii) Seller has obtained all material Environmental Permits (as defined below); (iii) all such permits are in full force and effect; and (iv) Seller is in compliance in all material respects with all such Environmental Permits. As used herein, “Environmental Laws” shall mean all applicable federal, state and local laws, ordinances, rules, regulations, judgments, orders, or decrees relating to the protection or regulation of the environment, including without limitation, to the extent applicable, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Atomic Energy Act (42 U.S.C. § 2201 et seq.), and similar state and local laws. “Environmental Permits” shall mean all applicable licenses and permits or other approvals required under applicable Environmental Laws in connection with the ownership or operation of the Business. Schedule 5.11 lists all of the material Environmental Permits held by Seller with respect to the Business.

          (b) Except as set forth in Schedule 5.19, Seller has not, in the operation of the Business, permitted any Hazardous Materials (as defined below) to be used, generated, stored, or Released (as defined below) on or from the Leased Property in violation of applicable Environmental Law that has had or could be reasonably expected to have a Material Adverse Effect. “Release” means to discharge, spill, emit, leak, leach, deposit or otherwise release any substance to the outdoor or indoor environment or into or out of any property, including by the movement of any substance through or in the air, soil, surface water, ground water or property. “Hazardous Materials” mean any substance, pollutant, contaminant, chemical, product or by-product, material or waste which is regulated under any Environmental Law or which is regulated or defined as a “hazardous substance,” “hazardous waste,” “hazardous materials,” “toxic pollutant,” or words of similar import under any Environmental Law.
          (c) To the knowledge of Seller, there is no pending or threatened claim, litigation or administrative proceeding, arising under any Environmental Law involving the Leased Property. The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any governmental authority entered into in connection with any legal obligation or liability arising under any Environmental Law with respect to the Leased Property.
     Section 5.20. Leased Property. The Leased Property is the only real property that is used exclusively in the conduct of the Business.
     Section 5.21. Intellectual Property. Schedules 2.1(a)(iii) and 2.1(a)(iv) set forth a true and complete list of all Patents and Trademarks used by Seller in the conduct of the Business. Seller has the lawful right to use all Seller’s Intellectual Property as it is currently being used and, to Seller’s knowledge, no such use infringes upon the lawful rights of any other Person. To Seller’s knowledge, no Person is infringing upon the lawful rights of Seller with respect to Seller’s Intellectual Property.
     Section 5.22. Condition of Tangible Assets. All material items of tangible personal property included in the Purchased Assets are in good operating condition and repair, subject to ordinary wear and maintenance requirements, are usable in the regular and ordinary course of business as currently conducted and conform, in all material respects, to all applicable laws and regulations relating to their construction, use and operation.
     Section 5.23. Customers. Schedule 5.23.1 lists the twenty (20) largest customers of the Seller for calendar years 2006 and 2007 and for the period from January 1, 2008 through February 29, 2008 and the dollar amount of business done by the Seller with each such customer for such period. To the knowledge of the Seller, since December 31, 2007, there has been no (i) material claim or demand from any customer to return merchandise supplied by the Seller; or (ii) customer that has expressed its intention to terminate any material purchase order or to reduce materially either its purchases or the purchase price from those as to which it had expressed its intentions to Seller.
     Section 5.24 Accounts Payable. All accounts payable of Seller are within terms and are not in default.

     Section 5.25 Product Liability Claims. There are no product liability claims against Seller, either potential or existing, which are not fully covered by product liability insurance covered with a responsible company. Schedule 5.25 is a copy of Seller’s current product liability insurance policy.
     Section 5.26 Absence of Certain Payments. Neither the Seller, nor any director, officer, agent, Affiliate, employee or other person associated with or acting on behalf of any of them, have used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds, or made or received any payment, whether direct or indirect, to or from any supplier or customer of the Seller, for purposes other than the satisfaction of lawful obligations, or established or maintained any unlawful or unrecorded funds.
     Section 5.27 Full Disclosure. None of the representations and warranties made by the Seller herein, including any disclosures made in the Schedules attached hereto, contains or will contain any untrue statement of material fact or omits or will omit any material fact, an omission of which would be misleading.
     Section 5.28 Limitations on Seller’s Representations, Warranties and Knowledge.
          (a) No Other Representations or Warranties. Except for the representations and warranties of Seller expressly and specifically made in this Agreement, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty on behalf of Seller, and Seller hereby disclaims any such representation or warranty, whether by Seller or any of its Affiliates, trustees, officers, employees, agents or representatives or any other Person.
          (b) Disclaimer of Memorandum and Projections. Purchaser acknowledges and agrees that Seller has not made and does not make and representation or warranty with respect to: (i) the information set forth in the Confidential Information Memorandum dated October 15, 2007 distributed in connection with the transactions contemplated hereby, (ii) any projections, estimates or budgets delivered to or made available to Purchaser regarding projected or forecast future financial results or financial condition of the Purchased Assets, the Business or Seller, whether in the Confidential Information Memorandum or otherwise, or (iii) any other information or documents made available to Purchaser or its representatives and agents with respect to the Business, the Purchased Assets or Seller, except as specifically and expressly set forth in this Agreement.
          (c) Limitation on Seller’s Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES OF SELLER TO PURCHASER SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHATSOEVER BY SELLER, AND, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY PERSON ON BEHALF OF SELLER HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, SUITABILITY, ORIGINALITY OR

FITNESS FOR A PARTICULAR USE OR PURPOSE OR RESULTS TO BE DERIVED FROM USE. EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, (A) THE TRANSFER OF THE ASSETS BY SELLER TO PURCHASER PURSUANT TO THIS AGREEMENT SHALL BE WITHOUT EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY SELLER, AND (B) PURCHASER SHALL UNCONDITIONALLY ACCEPT THE ASSETS “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”
          (d) Knowledge. Each representation or warranty that is made to the “knowledge” or “awareness” of Seller means and shall be deemed to be based upon the actual knowledge or awareness of the directors and officers of Seller and the knowledge such persons would have obtained after making reasonable inquiry of Seller’s employees and reasonable diligence of Seller’s records with respect to the matter in question after appropriate inquiry.
SECTION 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller as follows:
     Section 6.1. Company Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Ohio, and Purchaser has all requisite company power and authority to own its properties and assets and to conduct its businesses as now conducted.
     Section 6.2. Authorization and Validity of Agreement. Purchaser has all requisite company power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements to which Purchaser is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action by its Board of Managers, and no other corporate proceeding on the part of Purchaser is necessary to authorize such execution, delivery and performance. This Agreement has been, and as of the Closing Date each Ancillary Agreement to which Purchaser is a party will be, duly executed by Purchaser and constitutes (or as of the Closing Date will constitute) Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and to the effect of general principles of equity, whether considered in a proceeding at law or in equity.
     Section 6.3. No Conflict or Violation. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which it is a party (a) do not and will not violate or conflict with any provision of its Articles of Organization or Operating Agreement, (b) do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, and (c) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Purchaser is a party or by which it is bound or to which its properties or assets is subject except, in the case of foregoing clause (c), for such violations, breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 6.4. Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, and no declaration to or filing or registration with any such governmental or regulatory authority, is required in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of its obligations hereunder.
     Section 6.5. Litigation. There are no claims, actions, suits, or proceedings pending or, to the knowledge of Purchaser, threatened, before any national, state or local governmental or regulatory authority, against Purchaser (a) in which any Person is seeking to restrain or prohibit, or to obtain damages or other relief in connection with, or to challenge the validity or legality of, this Agreement or the transactions contemplated hereby, or (b) which, if determined adversely to Purchaser, would be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     Section 6.6 Sufficiency of Funds. Purchaser has sufficient funds or access to funds available to satisfy, among other things, its obligations to pay the Purchase Price at the Closing and to timely pay, perform and discharge the Assumed Liabilities after the Closing.
     Section 6.7 Knowledge and Experience. Purchaser is a knowledgeable investor familiar with energy and data collection operations and has the expertise and capability to evaluate the Purchased Assets and the Business and the risks associated with purchasing the same, and has relied on the representations and warranties of the Seller contained herein and its own investigation and evaluation of the Purchased Assets and business in making its decision to purchase the Purchased Assets and to enter into this Agreement. With respect to any financial or business projections or forecast delivered by or on behalf of Seller to Purchaser, Purchaser hereby acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Purchaser is familiar with such uncertainties, (iii) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (iv) Purchaser shall have no claim against Seller with respect thereto.
SECTION 7. COVENANTS OF SELLER.
     Section 7.1. Conduct of the Business Before the Closing Date.
          (a) Without the prior written consent of Purchaser (which shall not be unreasonably withheld), between the date hereof and the Closing Date, Seller shall not, except as otherwise required or permitted pursuant to the terms hereof:
               (i) make any material change in the conduct of the Business or enter into any transaction with respect to the Business other than in the ordinary course of business consistent with past practice;

               (ii) make any sale, assignment, lease, license, transfer, abandonment or other conveyance of the Purchased Assets or any part thereof, except for transactions contemplated by the Assumed Contracts and dispositions of Inventory in the ordinary course of business consistent with past practice;
               (iii) subject any of the Purchased Assets, or any part thereof, to any Lien other than Permitted Liens;
               (iv) acquire any assets, raw materials or properties related exclusively to the Business other than in the ordinary course of business consistent with past practice;
               (v) enter into any new (or amend any existing) employee benefit plan, program or arrangement affecting the Employees or any new (or amend any existing) employment, severance or consulting agreement relating to any Employee, grant any general increase in the compensation of the Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any individual Employee, except in accordance with pre-existing contractual provisions or in a manner consistent with past practice;
               (vi) make capital expenditures related to the Business;
               (vii) take any other action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct in any material respect;
               (viii) make, enter into, modify, amend in any material respect or terminate any Assumed Contract, except in the ordinary course of business consistent with past practice;
               (ix) make a material change in the credit policies extended to customers of the Business; or
               (x) commit to do any of the foregoing.
          (b) Unless consented to in writing by Purchaser, from and after the date hereof and until the Closing Date, Seller shall:
               (i) continue to maintain, in all material respects, the Purchased Assets in accordance with present practice in a condition reasonably suitable for their current use, ordinary wear and tear excepted;
               (ii) file, when due, all Tax Returns and other reports related to the Business and required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them in respect of the Business, unless the validity thereof is contested in good faith;
               (iii) continue to conduct the Business in the ordinary course consistent with past practice; and

               (iv) exercise reasonable commercial efforts to maintain existing business relationships with suppliers and customers of the Business.
     Section 7.2. Access to Properties and Records. Seller shall afford to Purchaser, and to Purchaser’s accountants, counsel and representatives, upon reasonable notice and without significant disruption to Seller, the Business or the Purchased Assets, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 13) to all properties, books, contracts, commitments and records relating exclusively to the Business and, during such period, shall furnish to Purchaser all other information to the extent concerning the Business as Purchaser may reasonably request.
     Section 7.3. No Shop. From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 13, neither PowerSecure nor Seller shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser or its representatives) concerning the sale of the shares of Seller or all or any substantial portion of the assets of the Business or any similar transaction involving the Business.
     Section 7.4. Agreement Not to Compete.
          (a) For a period of five (5) years after the Closing Date (the “Restricted Period”), neither PowerSecure nor Seller shall (either directly or through one or more subsidiaries or controlled Affiliates) engage in or carry on anywhere in the world the Business as conducted by Seller at or prior to the Closing. In addition, during the Restricted Period, neither PowerSecure nor Seller shall (either directly or through one or more subsidiaries or controlled Affiliates): (i) recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee of Seller who is offered employment by Purchaser at the Closing or encourage any person to recruit, solicit or hire any such employee of the Seller or otherwise encourage any employee of Purchaser to discontinue his or her employment with the Purchaser; (ii) solicit any customer of the Seller who is or has been a customer on or within the twenty-four (24) month period prior to the Closing for the purpose of providing, distributing or selling products or services with respect to the Business as conducted by Seller at or prior to the Closing; or (iii) persuade or attempt to persuade any customer or supplier of the Seller to terminate or modify such customer or supplier’s relationship with the Purchaser. Notwithstanding any provision in this Section 7.4 to the contrary, Seller shall have the right, after the Closing, to exercise its rights and to perform its duties under any contract, purchase or sales order or similar commitment of Seller in effect as of the date hereof that Purchaser has not accepted as an Assumed Contract or an Assumed Liability.
          (b) Each of PowerSecure and Seller acknowledges that if it should violate any term or provision of this Section, Purchaser will suffer irreparable harm for which monetary damages alone would not constitute an adequate remedy. Each of PowerSecure and Seller agrees that the terms and conditions hereof shall be specifically enforceable in equity under any jurisdiction without regard to the conflict of laws provision under such jurisdiction and that injunctive or other equitable relief shall not constitute any hardship upon either PowerSecure or Seller.

SECTION 8. EMPLOYEES.
     Nothing in this Agreement shall obligate Purchaser to offer employment to any employees of Seller, other than the Key Employees. As a condition to the Closing, the Key Employees shall enter into Employment Agreements with the Purchaser in the forms attached hereto as Exhibit G.
SECTION 9. BULK SALES LAW.
     Subject to Section 10.1(d), Purchaser hereby waives compliance by Seller with the provisions of any so-called bulk transfer law of any jurisdiction in connection with the transactions contemplated hereby.
SECTION 10. INDEMNIFICATION.
     Section 10.1. Indemnification by Seller. Seller shall indemnify and defend, save and hold Purchaser, its Affiliates, and their respective managers, officers and employees (the “Purchaser Indemnitees”) harmless from and against any claim, damage, liability, loss, judgment, cost, expense (including all reasonable attorneys’ fees and court costs), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Losses”) arising out of or resulting from:
          (a) the breach of any representation or warranty made by Seller in this Agreement or in any of the Ancillary Agreements;
          (b) any failure of Seller to perform or observe any covenant or agreement on the part of Seller to be performed or observed hereunder or under any of the Ancillary Agreements;
          (c) the Excluded Liabilities; or
          (d) any non-compliance by Seller with “bulk transfer laws” of the type described in Section 9 with respect to the transactions contemplated hereby.
     Section 10.2. Indemnification by Purchaser. Purchaser shall indemnify and defend, save and hold Seller, its Affiliates, and their respective directors, officers and employees (the “Seller Indemnitees”) harmless from and against any Losses arising out of or resulting from:
          (a) the breach of any representation or warranty made by Purchaser in this Agreement or in any of the Ancillary Agreements;
          (b) any failure of Purchaser to perform or observe any covenant or agreement on the part of Purchaser to be performed or observed hereunder or under any of the Ancillary Agreements; or
          (c) the Assumed Liabilities.

     Section 10.3. Conduct of Proceedings.
          (a) In the event that any Person not a party to this Agreement (including a governmental authority) shall levy an assessment or commence or file or threaten to commence or file any lawsuit or proceeding, which pending or threatened lawsuit or proceeding or assessment may result in any Losses subject to indemnification under this Agreement (each, a “Proceeding”), then the indemnified party (the “Indemnified Party”) shall provide written notice of such Proceeding to the indemnifying party (the “Indemnifying Party”) as soon as is reasonably practicable but in any event within thirty (30) days after discovery or receipt of notice of such Proceeding (provided, however, that failure to notify within such time period shall not rescind or revoke the Indemnifying Party’s obligation to indemnify but shall only reduce the amount of the indemnification to the extent that the Indemnifying Party is damaged by such delay).
          (b) The Indemnifying Party shall have the option, at its own cost and expense, to assume the defense of any such Proceeding by retaining counsel for and reasonably acceptable to the Indemnified Party to defend the same. If the Indemnifying Party elects to assume control of the defense of any proceeding, the assumption of control of the defense by the Indemnifying Party shall mean the Indemnifying Party recognizes its obligations to indemnify the Indemnified Party. The Indemnifying Party shall give prompt written notice to the Indemnified Party of such election and the Indemnified Party shall have the right to participate in the defense of such assessment or such pending or threatened Proceeding at its own expense.
          (c) In the event that the defense of any Proceeding is tendered to the Indemnifying Party and the Indemnifying Party assumes control of such defense, the Indemnified Party shall cooperate and assist the Indemnifying Party in conducting such defense.
          (d) If the Indemnifying Party receives a monetary settlement offer (the terms of which provide only for a monetary settlement in exchange for a complete release and dismissal with prejudice) with respect to any Proceeding that such party desires to accept, it shall request the Indemnified Party’s consent. If the Indemnified Party has failed to consent to such settlement within ten (10) Business Days of its receipt of the settlement offer (or such shorter period as is provided in the settlement offer), the Indemnifying Party shall have the right to pay the amount of settlement to the Indemnified Party, in which event the Indemnifying Party shall be relieved of any further liability or obligation arising out of such Proceeding and the Indemnified Party shall be entitled to proceed with the defense of such Proceeding.
     Section 10.4. Limitations.
          (a) No claim for indemnification may be made under hereunder unless the Indemnifying Party has received reasonably detailed written notice of such claim from the Indemnified Party before the expiration of the survival period (as set forth in Section 14.6) applicable to such claim.
          (b) Seller shall not be liable under Section 10.1(a) for Losses to the extent such Losses exceed Seven Hundred Fifty Thousand U.S. Dollars ($750,000US), unless such Losses are attributable to the representations and warranties set forth in Section 14.6(a) or fraud.

          (c) No Indemnified Party shall be entitled to be indemnified for, and no Indemnifying Party shall have any liability for or be required to indemnify, defend or hold harmless Indemnified Party hereunder for, any Losses arising under this Section 10, unless and until the aggregate amount of all Losses exceeds $25,000.
     Section 10.5 Exclusive Remedy. Purchaser acknowledges and agrees that its sole and exclusive remedy against Seller for Losses or any other claims arising under this Agreement or other matter arising out of the transactions contemplated hereby shall be the indemnification provisions set forth in this Section 10, except with respect to Losses attributable to fraud.
SECTION 11. CONDITIONS PRECEDENT TO PERFORMANCE BY SELLER.
     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:
     Section 11.1. Representations and Warranties of Purchaser. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date (other than such representations and warranties that speak as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such date or time), and Seller shall have received a certificate dated the Closing Date and signed by the Purchaser to such effect.
     Section 11.2. Performance of the Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required under this Agreement to be performed by Purchaser on or before the Closing Date and Seller shall have received a certificate dated the Closing Date and signed by the Purchaser to such effect.
     Section 11.3. Consents and Approvals. All consents, waivers, authorizations and approvals of, or declarations and registrations with, any governmental authority that are required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained or made and shall be in full force and effect on the Closing Date.
     Section 11.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, that declares this Agreement invalid or unenforceable in any material respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.
     Section 11.5. Delivery of Ancillary Agreements. Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party.
     Section 11.6. Secretary’s Certificate. Seller shall have received a copy of resolutions adopted by the Board of Managers of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which it is a party, and a certificate of the Secretary of Purchaser, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect at such date and setting forth the incumbency of each Person executing this Agreement and each Ancillary Agreement to which Purchaser is a party on behalf of Purchaser.
SECTION 12. CONDITIONS PRECEDENT TO PERFORMANCE BY PURCHASER.
     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:
     Section 12.1. Representations and Warranties of Seller. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date (other than such representations and warranties that speak as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such date or time), and Purchaser shall have received a certificate to that effect dated the Closing Date and signed by Seller.
     Section 12.2. Performance of the Obligations of Seller. Seller shall have performed in all material respects all obligations required under this Agreement to be performed by Seller on or before the Closing Date, and Purchaser shall have received a certificate dated the Closing Date and signed by Seller to that effect.
     Section 12.3. Consents and Approvals. All consents, waivers, authorizations and approvals of, or declarations and registrations with, any governmental authority that are required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained or made and shall be in full force and effect on the Closing Date.
     Section 12.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid in any material respect or prevents the consummation of the transactions contemplated hereby shall be in effect.
     Section 12.5. Delivery of Ancillary Agreements. Seller shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.
     Section 12.6. Employment Agreements. Purchaser shall have received the Employment Agreements executed by the Key Employees.
     Section 12.7. Secretary’s Certificate. Purchaser shall have received a copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Seller is a party, and a certificate of the Secretary of Seller, dated the Closing Date, certifying that such resolutions were duly adopted are in full force and effect at such date and setting forth the incumbency of each person executing this Agreement on behalf of Seller.

SECTION 13. TERMINATION.
     Section 13.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:
          (a) by mutual written consent of Seller and Purchaser;
          (b) by Seller if, as of April 30, 2008, any of the conditions set forth in Section 11 shall not have been met or waived (unless the failure of such conditions results primarily from Seller breaching any of its representations, warranties or covenants contained in this Agreement); or
          (c) by Purchaser if, as of April 30, 2008, any of the conditions set forth in Section 12 shall not have been met or waived (unless the failure of such conditions results primarily from Purchaser breaching any of its representations, warranties or covenants contained in this Agreement).
     Section 13.2. Effect of Termination. In the event of termination pursuant to Section 13.1, this Agreement shall become null and void and have no effect, with no liability on the part of Seller or Purchaser, or their respective Affiliates, directors, officers, agents or stockholders, with respect to this Agreement except that any liability resulting from a willful failure by a party to comply with or perform any covenant or agreement set forth herein prior to the date of such termination shall survive.
     Section 13.3. Confidentiality. Notwithstanding the provisions of this Section 13, if for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order) in accordance with the Non-Disclosure Agreement dated October 18, 2007.
SECTION 14. MISCELLANEOUS.
     Section 14.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force or effect; provided, that Purchaser may assign its rights hereunder to an Affiliate, and provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of Purchaser hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.
     Section 14.2. Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the internal laws of the State of Ohio without giving effect to the principles of conflicts of laws thereof.
     Section 14.3. Expenses; Proration. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Seller shall pay any and all transfer Taxes payable in connection with the transfer of the Purchased Assets. All expenses associated with the Purchased Assets, such as electricity, gas, water, sewer, telephone, real and personal property Taxes, security services and similar items, shall be prorated between Seller and Purchaser as of the Closing Date (in accordance with local custom, in the case of real and personal property taxes). In furtherance of the foregoing, Seller and Purchaser shall take all reasonable steps to (i) have all of Seller’s accounts for utilities terminated effective as of the Closing, and (ii) create new accounts for Purchaser for all of such utilities, such new accounts being effective as of the day after the Closing Date. To the extent practicable, Seller shall cause final meter readings to be made on the Closing Date with respect to all utilities.
     Section 14.4. Broker’s and Finder’s Fees. Except as set forth in Schedule 14.4, each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other Person is entitled to any commission or finder’s fee in connection with any of these transactions. Seller and PowerSecure shall be responsible for the fees and expenses owed to Stephens Inc. in connection with its representation of Seller with respect to the transactions provided for in this Agreement.
     Section 14.5. Access to Records. For a period of five (5) years after the Closing Date:
          (a) Seller shall have reasonable access to all of the books and records of the Business with respect to periods prior to the Closing Date that are held or controlled by Purchaser to the extent that such access may be reasonably requested by Seller. Purchaser shall afford such access upon receipt of reasonable advance notice and during normal business hours. Purchaser shall permit Seller to make copies of such books and records at Seller’s expense. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 14.5(a). If Purchaser shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Purchaser shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may elect.
          (b) Subject to all applicable laws, Purchaser shall have reasonable access to the relevant portions of all of books and records of the Business that are controlled by Seller, if any, not included in the Records to the extent that such are reasonably required by Purchaser in connection with a legitimate and lawful business purpose such as the payment of taxes or defense of threatened or pending litigation. Seller shall afford such access upon receipt of reasonable advance notice and during normal business hours. Seller shall permit Purchaser to make copies of such relevant portions of such books and records at Purchaser’s expense. Purchaser shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 14.5(b). If Seller shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Seller shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser’s expense, to segregate and remove such relevant portions of such books and records as Purchaser may elect, subject to all applicable laws.

     Section 14.6. Survival. The representations and warranties made by the parties hereto in this Agreement or pursuant hereto shall survive the Closing hereunder for the following periods:
          (a) the representations and warranties set forth in Sections 5.3, 5.6, 6.2 and 14.4 shall survive indefinitely; and
          (b) all other representations and warranties contained in this Agreement shall survive until the date that is twelve (12) months after the Closing Date.
     Section 14.7. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
     Section 14.8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile or email transmission to the facsimile number or address given below, and written or electronic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the Business Day after deposit thereof with Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Seller:	With a copy to:

Metretek, Incorporated	Kegler, Brown, Hill & Ritter Co., L.P.A.
c/o PowerSecure International, Inc.	65 East State Street, Suite 1800
1609 Heritage Commerce Court	Columbus, OH 43215
Wake Forest, North Carolina 27587	Attn: Paul R. Hess
Attn: Sidney Hinton, President	Facsimile No. (614) 464-2634
Facsimile No. (919) 453-1768	Email: phess@keglerbrown.com
Email: shinton@powersecure.com

If to Purchaser:	With a copy to:

Mercury Instruments LLC	Katz, Teller, Brant & Hild
3940 Virginia Avenue	255 East Fifth Street, Suite 2400
Cincinnati, OH 45227	Cincinnati, OH 45202
Attn: Gareth Y. Hudson, President	Attention: Mark J. Jahnke
Facsimile No. (513) 272-0211	Facsimile No.: (513) 762-0035
Email: ghudson@mercuryinstruments.com	Email: mjahnke@katzteller.com
     Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

     Section 14.9. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
     Section 14.10. Public Announcements. The parties agree that neither party shall make any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except as required by applicable securities laws or stock exchange rules and regulations. If any such announcement or other disclosure is determined to be so required, the disclosing party shall give the nondisclosing party prior notice and an opportunity to comment on the proposed disclosure, provided that nothing shall prohibit a party from satisfying its disclosure obligations under applicable securities laws or stock exchange rules and regulations, and provided further that to the extent any information is disclosed in accordance herewith, such information shall not be subject to further limitation hereunder for future disclosures.
     Section 14.11. Entire Agreement. This Agreement and the Ancillary Agreements contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.
     Section 14.12. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller, Purchaser and its respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Seller or Purchaser.
     Section 14.13. Section and Paragraph Headings; Disclosure. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any matter disclosed on a particular Schedule shall be deemed to be disclosed on all other applicable Schedules without the need for an express cross-reference so long as the applicability of such disclosure to such other Schedule is reasonably apparent.
     Section 14.14. Payments Received. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party and will account to the other for all such receipts.

     Section 14.15. Counterparts. This Agreement may be executed by facsimile and/or in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. This Agreement shall become binding upon the parties hereto when Seller and Purchaser have executed one or more counterparts of this Agreement, by facsimile or otherwise.
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SIGNATURE PAGE TO ASSET SALE AND PURCHASE AGREEMENT

METRETEK, INCORPORATED

By:	/s/ Sidney Hinton

Name:	Sidney Hinton

Title:	Chairman

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Sidney Hinton

Name:	Sidney Hinton

Title:	President

MERCURY INSTRUMENTS LLC

By:	/s/ Gareth Y. Hudson

Gareth Y. Hudson, President/CEO

By:	/s/ Dr. Henning Bähren

Dr. Henning Bähren, Chairman

LIST OF EXHIBITS:

Exhibit A:	Bill of Sale
Exhibit B:	Trademark Assignment
Exhibit C:	Patent Assignment
Exhibit D:	Assignment and Assumption Agreement
Exhibit E:	Assignment and Assumption of Leases
Exhibit F:	Escrow Agreement
Exhibit G:	Employment Agreements
LIST OF SCHEDULES:

Schedule 2.1(a)(i)	Equipment
Schedule 2.1(a)(ii)(A)	Leases
Schedule 2.1(a)(ii)(B)	Purchase Orders, etc.
Schedule 2.1(a)(ii)(C)	Assumed Contracts
Schedule 2.1(a)(iii)	Patents
Schedule 2.1(a)(iv)	Trademarks
Schedule 2.1(a)(ix)	Telephone/Fax Numbers
Schedule 2.1(a)(x)	Domain Names
Schedule 3.1(b)	Products and Services for Contingent Payment
Schedule 3.2	Allocation Statement
Schedule 5.2	Foreign Jurisdiction Qualifications
Schedule 5.4	No Conflict or Violation
Schedule 5.7	Financial Data
Schedule 5.10	Warranties
Schedule 5.11	Permits, Licenses, etc.
Schedule 5.12	Violations of Laws, Regulations
Schedule 5.14	Assumed Contracts; Required Consents
Schedule 5.15	Inventory
Schedule 5.16	Employee Benefit Plans
Schedule 5.17	Employees
Schedule 5.19	Environmental Exceptions
Schedule 5.23	20 Largest Customers
Schedule 5.25	Product Liability Insurance
Schedule 14.4	Broker’s and Finder’s Fees